EXHIBIT 99.1
Lifeway Foods Acquires Helios Kefir, Uniting America’s #1 & #2 Kefir Brands
Morton Grove, IL, July 31, 2006 — Lifeway Foods, Inc. (Nasdaq: LWAY), America’s leading supplier of the cultured dairy beverage known as kefir, today announced the acquisition of Helios Nutrition Limited, its top competitor in the kefir market with a #2 overall market share and a #1 position in the organic category. The acquisition strengthens Lifeway’s presence in the rapidly growing market for organic dairy products, provides a steady supply of organic milk through Helios’ organic dairy subsidiary, and is expected to provide cost efficiencies by pooling the purchase of raw materials.
“The major catalyst behind this acquisition is the growing demand for organic dairy products,” said Lifeway Foods CEO Julie Smolyansky, noting that the Organic Trade Association reported a 24% increase in sales of organic dairy foods to $2.1 billion in 2005 to become the second largest segment in the $14 billion organic foods industry. “We now have the #1 share in this market, combining both the top Helios brand and our own very strong organic SKUs.”
“At the same time, the synergies between the two companies provide natural benefits to shareholders,” Smolyansky added. “We have the same customers including every Whole Foods, Wild Oats and most other natural foods stores, we share the same shelf space, we buy the same raw materials, and we exhibit at the same trade shows. This will give us better purchasing power, increase our ability to effectively market the category, and alleviate competitive pressures from Helios in the natural and organic area of our business.”
“It also opens up Minnesota, an important geographic market that was previously very difficult for Lifeway because local retailers were fiercely loyal to the local Helios brand, just as we have a very strong advantage in our hometown of Chicago,” she added. “This is a major step for Lifeway as we continue to drive the kefir phenomenon with great-tasting, healthy product lines. It raises our competitive positioning in the marketplace and creates a tremendous footprint in the growing organic and cultured dairy market.”
“This is an exciting day for Helios Nutrition,” said George Economy, Helios’ Founder and CEO. “The acquisition represents a significant opportunity for our two companies. By bringing the Helios brand under Lifeway’s leadership, we can coordinate marketing strategies to grow the overall kefir market, one of the fastest growing food industry categories. Lifeway has an enviable portfolio of products and technologies, which all of us at Helios are proud to become part of. With its dynamic management, a strong financial position, and this acquisition, Lifeway is poised to take the kefir category to new heights.”
Lifeway recently announced record revenues of $12.4 million for the first six months of 2006 ending June 30. Helios’s revenues for the same six-month period were approximately $2.7 million. Lifeway’s 2005 revenues were $20.3 million compared to Helios’ 2005 revenue of approximately $4.6 million.
For the short term, Helios brand kefir will continue to be manufactured under Lifeway’s direction from Helios’ existing 25,000-square-foot facility in Sauk Centre, Minnesota, bringing the two top kefir brands under Lifeway’s control. All Helios employees will be retained, and Helios managers will be employed as consultants.
Lifeway expects to transition the manufacturing of the Helios organic kefir line into Lifeway’s main Illinois facility by the end of 2006.
“Transitioning manufacturing of Helios products to the Lifeway facility will make it possible to further utilize our excess capacity and low-cost manufacturing process,” said Edward Smolyansky, Lifeway CFO. “This in turn will maximize our efficiency and lower our overall per-unit cost.”
The total purchase price of this transaction is $8 million. Specifically, the terms include $2.5 million in cash, $4.2 million in a debt note to be paid off quarterly over four years, and $1.3 million worth of Lifeway’s treasury shares, which will be equivalent to approximately 101,000 shares. These shares will have several substantial selling restrictions over the course of the next year. Lifeway will retain approximately 190,000 treasury shares.

“This is a really great deal for us because it gives us a chance to monetize $1.3 million worth of our treasury shares which we accumulated through two stock buybacks in 2001 and 2002 at a cost of approximately $330,000,” Edward Smolyansky said.
The agreement was signed July 27, 2006.
About Helios Nutrition
Helios Nutrition, based in Sauk Centre, MN, was founded in 1997 by George Economy. Helios produces 5 flavors of Organic Reduced fat Kefir as well as a line of fluid rBGH-free and organic milk that is distributed throughout central Minnesota and the Twin Cities.
About Lifeway Foods
Lifeway, recently named Fortune Small Business’ 94th Fastest Growing Small Business, and one of only 20 companies to ever be named to the list three straight years in a row, is America’s leading supplier of the cultured dairy product known as kefir, and now America’s only supplier of Organic Kefir. Lifeway Kefir is a dairy beverage that contains Lifeway’s exclusive 10 Live and Active probiotic cultures. While most regular yogurt only contains two or three of these “friendly” cultures, Lifeway kefir products offer more nutritional benefits. Lifeway offers 12 different flavors of its Kefir beverage, Organic Kefir and SoyTreat (a soy based kefir). Lifeway recently introduced a series of innovative new products such as pomegranate kefir, greek-style kefir, a children’s line of organic kefir products called ProBugs(TM) in a no-spill pouch in kid-friendly flavors like Orange Creamy Crawler and Sublime Slime Lime, and a line of organic whole milk kefir. Lifeway also produces a line of products marketed in US Hispanic communities, called La Fruta, Drinkable Yogurt (yogurt drinks distinct from kefir). In addition to its line of Kefir products, the company produces a variety of cheese products and recently introduced a line of organic pudding called It’s Pudding!.
For more information, contact Julie Smolyansky or Edward Smolyansky at Lifeway Foods, Inc. at (847) 967-1010 or e-mail at info@lifeway.net and visit http://www.lifeway.net.
This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company’s reports filed with the Securities and Exchange Commission.